Filed pursuant to Rule 433

Dated January 17, 2024

Registration No. 333-274855

Corporación Andina de Fomento

USD 1,750,000,000 of 5.000% Notes due 2029

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: AA (Stable) / Fitch: AA- (Stable)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Transaction Type:	SEC Registered

Currency:	U.S. Dollars (“USD”)

Total Principal Amount:	USD 1,750,000,000

Offering Price:	99.699%

Gross Proceeds (excluding accrued interest):	USD 1,744,732,500

Underwriting Discount:	0.125%

Trade Date:	January 17, 2024

Settlement:	January 24, 2024 (T+5)

Maturity:	January 24, 2029

Coupon:	5.000% per annum, payable semi-annually

Spread to SOFR Mid-Swap:	+130 bps

Benchmark Instrument:	UST 3.750% due December 31, 2028

Benchmark Instrument Price/Yield:	98-241⁄4 / 4.029%

Spread to Benchmark Instrument:	+104 bps

Yield to Maturity:	5.069%

Interest Payment Frequency:	Semi-annual

Interest Payment Dates:	July 24 and January 24, commencing on July 24, 2024

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	Redeemable in whole, but not in part, for tax reasons

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of USD 1,000.00 and integral multiples of USD 1,000.00 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Book-Running Managers:	Barclays Bank PLC Citigroup Global Markets Limited J.P. Morgan Securities plc Nomura International plc

Names and Addresses of Representatives:

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

London E14 5LB

United Kingdom

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Governing Law:	New York

Listing:	Application will be made to admit the notes to the official list of the Financial Conduct Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	CUSIP: 219868CJ3 ISIN: US219868CJ38

(1)

These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

UK MiFIR Professionals/ECPs-only – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

A preliminary prospectus supplement of CAF accompanies the free-writing prospectus and is available from the SEC’s website at https://www.sec.gov/Archives/edgar/data/947438/000119312524008088/d941725d424b3.htm [sec.gov].

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Bank PLC at +44 (0) 20 7773 9098, Citigroup Global Markets Limited at +44 (0) 207 986 900, J.P. Morgan Securities plc at +1 866 803 9204 or Nomura International plc at +1 212 667 9000.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.